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Exhibit 11


                           MERRIMAC INDUSTRIES, INC.
                       COMPUTATION OF EARNINGS PER SHARE

                       ---------------------------------
                                  (Unaudited)
                                  -----------

                                                       Quarter     Nine Months
                                                       ------------------------
                                                       Ended September 29, 2001
                                                       ------------------------

Numerator:
Net loss available to common stockholders............. $(209,339)  $ (103,584)
                                                        ========   ==========

Basic and diluted earnings (loss) per share
-------------------------------------------
Weighted average number of shares outstanding for
basic and diluted loss per share
Common stock.......................................... 2,622,573    2,615,551
                                                        ========    =========

Net loss per common share - basic and diluted........      $(.08)       $(.04)
                                                           =====        =====


     Stock options and warrants did not have an effect on the computation of diluted loss per share in the third quarter and nine months 2001 since they were antidilutive.